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                                                                    EXHIBIT 10.9

AGREEMENT dated May 1, 2002, between LADY BURD EXCLUSIVE COSMETICS, INC., 44 Executive Boulevard, Farmingdale, New York 11753 ("LADY BURD"); and SUMMIT ENVIRONMENTAL CORP. INC, 521 Delia Drive, Longview, Texas 75601 ("SUMMIT").

WHEREAS, LADY BURD is the manufacturer of cosmetics sold on a private label basis; and

WHEREAS, SUMMIT seeks to be an agent of LADY BURD'S products in the Dallas-Fort Worth, Texas metropolitan area; and

WHEREAS, the parties having now reached an agreement upon the terms and conditions of their agreement, and now intend to set forth those terms in writing:

NOW, it is therefore agreed:

1. Relationship: LADY BURD hereby appoints SUMMIT as its exclusive sales agent within the Territory described. This appointment follows the terms and conditions set forth in this agreement, for the solicitation and acceptance of orders for the described products.

2. Territory: The sales territory is all of the states and territories of the United States.

3. Rights of Agent: Summit will have the exclusive right to solicit and take orders for new customers within the territory for all products manufactured by LADY BURD.

4.       PRICES; CREDIT; ORDER TERMS; CONFORMATION:

         a. SUMMIT will solicit and take orders at prices specified by LADY BURD.

         b. Orders taken by SUMMIT will not be binding upon LADY BURD unless and until LADY BURD has accepted the order, terms of payment, and creditworthiness of the customer.

5.       COMMISSIONS:

         a. Unless otherwise stated, LADY BURD will pay commission on all uncancelled customer orders received from the territory, at a rate equal to 15-20%* percent of the selling price. Commissions will be paid to the agent on a monthly basis upon orders for which LADY BURD has received full payment. (* 20 % due upon attaining $50,000 in sales orders in any given month.)

         b. LADY BURD will have the right to establish a reserve of not greater than fifteen (15%) percent of payable commissions against returns. Reserves, if established, will be reconciled by LADY BURD not later than 1 year after the reserve is established.

         c. SUMMIT will not be entitled to commission on sales to customers who have ordered LADY BURD merchandise at any time prior to the making of this agreement.

6.       SUMMIT'S OBLIGATIONS; REPRESENTATIONS:

         a. During the term of this agreement, SUMMIT will not become interested in, sell or offer for sale any product that competes with the products of


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                  LADY BURD or that would conflict with the best interests of
                  LADY BURD.

         b. SUMMIT would not use for any purpose the LADY BURD name, LADY BURD product name, images, trademark, trade names or product descriptions in any advertising or printed or published or electronically displayed material, without the prior written consent of LADY BURD.

         c. Seller represents that in entering into and performing this agreement, it is not in breach of any agreement with any other party or doing anything which would be actionable by a third party under the statutes or common law of the United States or any state thereof.

         d. SUMMIT agrees to indemnify, defend and paying for by providing a defense by counsel of LADY BURD's choice, and hold LADY BURD harmless against any and all claims, actions, proceedings, hearings, mediation, arbitrations, administrative proceedings, legal fees, disbursements, travel expenses, and any and all other charges of any kind and nature asserted against LADY BURD arising out of the alleged acts or omissions of SUMMIT.

         e. Any cost or sum which LADY BURD is caused to incur by reason of SUMMIT's failure to meet its obligation under the above paragraph may be set off by LADY BURD from commissions due to SUMMIT.

         f. SUMMIT is and will be responsible for all of its own administrative and sales expenses, including but not limited to showroom, trade show, office, transportation, automobile, insurance, telecommunications and all other costs of conducting its business.

7.       Term; Termination:

         a. This agreement will be for a term of one (1) year from the date hereof. This agreement will be renewable for successive one (1) year periods unless sooner terminated by either party pursuant to the terms of this agreement.

         b. Either party may terminate this agreement without cause upon not less than sixty (60) days notice to the other party.

         c. Either party may terminate this agreement for cause immediately after written notice to the other party.

         d. For purposes of this agreement, "For cause" means a) a breach of or failure to perform any obligations under this agreement;
                  b) any act by a party that would cause to bring disrepute to it or to the other party c) its officers, directors, or sales representatives filing for protection under the bankruptcy laws of the United States or under the law of any state; c) the commission of a crime.

8.       CONFIDENTIAL INFORMATION:

         a. LADY BURD has developed and maintains confidential information including but not limited to customer lists, customer requirements, customer names, and addresses; customer order history and pricing; information containing secret processes; machines, components, inventions, creations, systems, designs, materials and software; manufacturing, production and assembly techniques, packaging design



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                  and techniques, formulas, laboratory data and testing, pending patent applications compositions, improvements, ideas, inventions, clauses, specifications, or acts relating to LADY BURD's products and services; and financing plans, financial projections and other business information related to present or prospective business activities of LADY BURD. All information and all documents, records, notebooks, drawings, photographs and any repositories or representations of such information are hereinafter referred to as "Confidential Information."

         b. To the extent LADY BURD makes available any Confidential Information to SUMMIT for any purpose, SUMMIT will hold such Confidential Information in confidence and will not divulge it, in whole or in part, to any third party, except in confidence to those of its employees, if any, who require knowledge of such Confidential Information for the purpose of making sales of LADY BURD's products. Each of said employees first must agree in writing to abide by the terms of this agreement to maintain confidentiality of LADY BURD's Confidential Information. This duty will survive the termination of this agreement.

         c. SUMMIT will surrender to LADY BURD all Confidential Information, documents, records, notebooks, drawings, photographs, digital version of same, as well as all copies in its possession, of any of the Confidential Information upon demand by LADY BURD or notice of termination of this agreement, whichever first occurs.

         d. SUMMIT will be liable to LADY BURD for any and all damages caused by the violation of SUMMIT to its employees to LADY BURD for all costs, expenses and legal fees incurred by LADY BURD to enforce the covenant of confidentiality against SUMMIT, its employees or any third party.

9.       POST-TERMINATION OBLIGATIONS OF SUMMIT:

         a. For a period of twelve months, following termination of this agreement, SUMMIT agrees that it will not, directly or indirectly contact, solicit cosmetic sales or accept cosmetic orders from any customer to whom LADY BURD has made a sale within a period of twelve months prior to the date of termination of this agreement.

         b. For a period of twelve months following the termination of this agreement, SUMMIT agrees that it will not, directly or indirectly, do business in the territory in competition with the business of LADY BURD.

         c. SUMMIT recognizes that immediate and irreparable harm will result to LADY BURD if SUMMIT breaches any of the terms and conditions of paragraphs 8 and 9 of this agreement, and, accordingly, SUMMIT consents to entry of temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction against it to restrain such breach, in addition to any other remedies or claims for money damages that LADY BURD may seek. SUMMIT agrees to render an equitable accounting of all earnings, profits and other benefits arising from such violations and to pay all costs and counsel fees incurred by LADY BURD in enforcing this agreement.


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         d.       The existence of a claim or cause of action by SUMMIT against
                  LADY BURD of any type and for any reason whatsoever, whether predicated upon this agreement or otherwise, will not constitute a defense by LADY BURD to the enforcement of this covenant.

10. CONTROLLING LAW: This agreement was entered into and will be interpreted within the laws of the State of New York.

11. JURISDICTION: The parties agree that the federal and states courts situated in the state of New York.

12. SERVICE OF PROCESS: For purposes of this agreement service of legal papers by certified mail, return receipt requested upon the parties at the addresses listed in this agreement.

13. NOTICE: For purposes of this agreement, written notice sent by certified mail, return receipt requested, will constitute valid notice. Notice will be deemed effective five (5) days after the delivery of the notice to the United States Postal Service.

14. ENTIRE AGREEMENT: This agreement constitutes the complete and entire understanding of the parties and supersedes any and all oral or written representations, understandings or agreements between the parties. This agreement may not be modified except in a writing signed by both parties.

15. BINDING EFFECT: This agreement is binding upon the parties, their heirs, successors or assigns.

         IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

                                    LADY BURD EXCLUSIVE COSMETICS, INC.

                                    By: /s/ Roberta Burd
                                       -----------------

                                    SUMMIT ENVIRONMENTAL CORPORATION, INC.

                                    By: /s/ Paula Parker, Vice President
                                       ---------------------------------


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